REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


    To the Board of Directors of
    Chevy Chase Bank, F.S.B.:

    We have examined management's assertion, included in the accompanying Management's Report on the Effectiveness of the Internal Control Structure Relative to the Servicing of Consumer Revolving Credit
    Card Receivables, that Chevy Chase Bank, F.S.B.(the "Bank") maintained an effective internal control structure over financial reporting relative to the servicing of consumer revolving credit card receivables owned by Chevy Chase Master Credit Card Trust I
    Series 1994-1, 1994-2, 1994-3, 1994-4, 1994-5, 1994-6, 1994-7,
    1995-1 and 1997-1, Chevy Chase Master Credit Card Trust II Series 1995-A, 1995-B, 1995-C, 1995-D, 1996-A, 1996-B and 1996-C, (collectively referred to as the "Trusts" herein) as of September 30, 1997.

    Our examination was made in accordance with standards established by the American Institute of Certified Public Accountants and, accordingly, included obtaining an understanding of the internal control structure over financial reporting, testing, and evaluating the design and operating effectiveness of the internal control structure, and such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion.

    Because of inherent limitations in any internal control structure, errors or irregularities may occur and not be detected. Also, projections of any evaluation of the internal control structure over financial reporting to future periods are subject to the risk that the internal control structure may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

    In our opinion, management's assertion that the Bank maintained an effective internal control structure over financial reporting relative to the servicing of consumer revolving credit card receivables owned by the Bank's credit card Trusts as of September 30, 1997, is fairly stated, in all material respects, based upon criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

    This report is intended solely for the information and use of the board of directors and management of the Bank, Chase Manhattan Bank, Banker's Trust Company, Capital Markets Assurance Corporation, Chevy Chevy Chase Bank Holding Corporation, Credit Suisse First Boston Corporation, Standard & Poor's, Moody's Investor Service and Fitch Investors Service, L.P. and should not be used for any other purpose.





       Washington, D.C.
       November 18, 1997